Exhibit 10.1

EXECUTION COPY

______________________________________________________________________________

PURCHASE AND SALE AGREEMENT

BY AND AMONG

NUVEEN CHURCHILL PRIVATE CAPITAL INCOME FUND
(as Buyer)

AND

NUVEEN CHURCHILL PRIVATE CREDIT FUND
(as Seller)

DATED OCTOBER 23, 2024

______________________________________________________________________________

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 23, 2024, is made by and between Nuveen Churchill Private Capital Income Fund, a Delaware statutory trust (“Buyer”), and Nuveen Churchill Private Credit Fund, a Delaware statutory trust (“Seller”). Each of Buyer and Seller may be referred to individually herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, each of Buyer and Seller is a statutory trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as such act may be amended from time to time (the “Delaware Statutory Trust Act”);
WHEREAS, each of Buyer and Seller has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”);
WHEREAS, Seller is currently the owner of the Purchased Assets (as defined below);
WHEREAS, Seller desires to sell the Purchased Assets and assign the Assumed Obligations (as defined below) to Buyer, and Buyer desires to purchase the Purchased Assets and to assume the Assumed Obligations from Seller, all on the terms and subject to the conditions set forth herein;
WHEREAS, in the event that any given Purchased Asset cannot be transferred from Seller to Buyer at Closing (as defined herein), Seller and Buyer shall enter into a mutually agreeable participation agreement (the “Participation Agreement”) in order to transfer the economics and, to the extent legally permissible, the other benefits of ownership of such Purchased Asset;
WHEREAS, the Board of Trustees of the Buyer (the “Buyer Board”), upon the recommendation of members of the Buyer Board who are not “interested persons” of Buyer, as defined in the Investment Company Act, has unanimously (i) determined that (a) this Agreement and the terms of the transactions contemplated hereby (collectively, the “Transactions”) are advisable, fair to and in the best interests of the Buyer and its shareholders, and (b) the interests of the Buyer’s shareholders will not be diluted as a result of the Transactions, and (ii) approved, adopted and declared advisable this Agreement and the Transactions;
WHEREAS, the Board of Trustees of the Seller (the “Seller Board”), upon the recommendation of members of the Seller Board who are not “interested persons” of Seller, as defined in the Investment Company Act, has unanimously (i) determined that (x) this Agreement and the terms of the Transactions are advisable, fair to and in the best interests of the Seller and the holders of the issued and outstanding common shares, par value $0.01 per share, of the Seller

(the “Seller Shares”) and (y) the interests of the holders of Seller Shares will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that the approval of this Agreement and the Transactions be submitted to the Seller’s shareholders for their review and approval, and (iv) resolved to recommend that the shareholders of Seller approve this Agreement and the Transactions; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE 1

DEFINITIONS; MATTERS OF CONSTRUCTION
1.1Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and the plural forms.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning specified in the preamble to this Agreement.
“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreements and, if required, the Participation Agreement.
“Assignment and Assumption Agreement” means (i) with respect to any Purchased Loan that includes a specific form of assignment and assumption agreement or similar document within the Loan Documents governing such Purchased Loan, such specific form of assignment and assumption agreement or similar document, (ii) with respect to any Purchased Equity Investment that includes a specific form of assignment and assumption agreement or similar document within the Equity Documents governing such Purchased Equity Interest, such specific form of assignment and assumption agreement or similar document, and (iii) with respect to any other Purchased Asset, such other mutually agreed transfer documentation, in each case pursuant to which the Seller shall sell, transfer, assign, convey and deliver the relevant Purchased Asset to Buyer and Buyer shall assume and agree to pay, perform or otherwise discharge the Assumed Obligations with respect to the relevant Purchased Asset.
“Assumed Obligations” has the meaning specified in Section 2.2.

“BDC” has the meaning set forth in the recitals to this Agreement.
“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Loan Documents.
“Business Day” means any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.
“Buyer” has the meaning specified in the preamble to this Agreement.
“Buyer Board” has the meaning specified in the recitals to this Agreement.
“Buyer Declaration of Trust” means the Fifth Amended and Restated Declaration of Trust of the Buyer dated as of February 28, 2023.
“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Sections 6.1, 6.2 and 6.8.
“Buyer Organizational Documents” has the meaning specified in Section 6.1(b).
“Closing” has the meaning specified in Section 4.1.
“Closing Date” has the meaning specified in Section 4.1.
“Closing Seller Net Asset Value” has the meaning specified in Section 3.1(b).
“Consent” means, with respect to any Purchased Asset or related Purchased Asset Governing Document, any consent of the Borrower, issuer and/or the administrative agent or other party required to sell, assign, transfer, convey or deliver such Purchased Asset or related Purchased Asset Governing Document.
“Court Order” means any judgment, order, decision, award, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state or local court, tribunal or Governmental Body and any award in any arbitration proceeding.
“Current D&O Insurance” has the meaning specified in Section 7.8.
“Cut-off Time” means 6:00 p.m. (New York, New York time) on the Business Day immediately prior to the Closing Date.
“Delaware Statutory Trust Act” has the meaning set forth in the recitals to this Agreement.
“Determination Date” has the meaning specified in Section 3.1(b).
“Eligible Institution” means an entity that qualifies as an “Eligible Institution”, “Approved Fund,” “Qualified Transferee”, “Permitted Lender”, “Eligible Assignee”, “Qualified

Institutional Lender” or similarly defined entity under the applicable definition under the Purchased Asset Governing Documents relating to the Purchased Assets to be acquired by such entity.
“Effective Time” has the meaning specified in Section 4.1.
“Encumbrance” means any lien, security interest, mortgage, pledge, conditional sale or other title retention agreement, adverse claim, or other encumbrance.
“Equity Documents” means the limited partnership agreement, limited liability company operating agreement, warrant agreement, certificate or articles of designation, stockholders’ agreement or any similar documentation governing any Purchased Equity Investment, in each case as in effect as of the Cut-off Time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Obligations” has the meaning specified in Section 2.3.
“GAAP” has the meaning specified in Section 5.8(b).
“Governmental Approval” means the approval, consent, order, authorization of, declaration, filing, or registration with, any Governmental Body.
“Governmental Body” means any foreign, federal, state or local government, court, department, commission, board, bureau, agency or other governmental authority or administrative or regulatory body, any applicable securities or commodities exchange and any other self-regulatory body.
“Governmental Permits” has the meaning specified in Section 5.6.
“Guarantor” means Persons who, under the Loan Documents or otherwise, have given guaranties, sureties, indemnities or made other agreements or undertakings in connection with the Purchased Loans or pledged, mortgaged or granted security interests in property to secure payment of the Purchased Loans.
“HSR Act” has the meaning specified in Section 5.3(b).
“Investment Company Act” has the meaning specified in the recitals to this Agreement.
“Law” means any federal, state or local law, statute, regulation, rule, code, ordinance or Court Order enacted, adopted, issued or promulgated by any Governmental Body, including laws pertaining to usury and other laws applicable to banking institutions and banking activities, in each case together with the rules and regulations promulgated thereunder.
“Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Loan Documents.

“Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), indentures, financing statements, intercreditor agreements, and other instruments and documents affecting Seller’s ownership and economic rights with respect to the Purchased Loans which are executed and delivered to or otherwise obtained by Seller, or in which Seller has an interest, in connection with the Purchased Loans, in each case as in effect as of the Cut-off Time.
“Loan Files” means credit and transaction files of Seller relating to the Purchased Loans, including Loan Documents, Third Party Reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and other documents of the Seller that relate to the Purchased Loans, in each case in the possession of Seller, reasonably necessary for Buyer’s ownership and servicing of the Purchased Assets.

“Notes” means the original executed promissory notes issued to the order of the Seller, or copies of a “master” note if no such note was issued to Seller, or an allonge endorsing a note in favor of Seller, in each case evidencing indebtedness owing to Seller under a Purchased Loan.
“Notice of a Seller Superior Proposal” has the meaning specified in Section 7.11(b).
“Outstanding Indebtedness” has the meaning specified in Section 3.1(b).
“Outside Date” means December 31, 2024.
“Participation Agreement” has the meaning specified in the recitals to this Agreement.
“Parties” has the meaning specified in the preamble to this Agreement.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, business trust, joint venture, association or other entity or Governmental Body.
“Previously Disclosed” means information previously disclosed in any Seller SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Seller SEC Report shall not be deemed to be “Previously Disclosed.”
“Purchase Price” has the meaning specified in Section 3.1(a).
“Purchased Asset Governing Documents” means, collectively, the Loan Documents and Equity Documents.
“Purchased Asset Schedule” means the schedule attached hereto as Exhibit A, as may be updated from time to time as contemplated herein, which identifies, among other things and to the extent applicable, (i) each Purchased Loan, bond or other instrument evidencing indebtedness, and each Purchased Equity Investment to be purchased by Buyer on the Closing

Date, (ii) the name of the Borrower of each Purchased Loan or issuer of each bond or Purchased Equity Investment, and (iii) to the extent relevant, the par value of each such Purchased Asset.
“Purchased Assets” has the meaning specified in Section 2.1.
“Purchased Equity Investments” means the equity instruments identified as such on the Purchased Asset Schedule (including for the avoidance of doubt, the equity of any “blockers”, SPVs or other subsidiaries).
“Purchased Loans” means the loans, bonds and other evidences of indebtedness identified as such on the Purchased Asset Schedule.
“PwC” has the meaning specified in Section 5.8(b).
“Representatives” has the meaning specified in Section 7.10(a).
“Sarbanes-Oxley Act” has the meaning specified in Section 5.8(d).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Administration Agreement” means that certain Administration Agreement dated as of July 23, 2024 by and between Seller and Churchill BDC Administration LLC.
“Seller Adverse Recommendation Change” has the meaning specified in Section 7.11(a).
“Seller Advisory Agreement” means that certain Investment Advisory Agreement dated as of July 23, 2024 by and between Seller and Churchill Asset Management LLC.
“Seller Board” has the meaning specified in the recitals to this Agreement.
“Seller Board Recommendation” has the meaning specified in Section 7.3.
“Seller Credit Facility” means that certain Credit Agreement dated as of July 19, 2024, by and among Nuveen Churchill PCF SPV, a Delaware limited liability company, as Initial Borrower; Seller, as Servicer; the Lenders party thereto from time to time; The Bank of Nova Scotia, as Administrative Agent; U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator; and U.S. Bank Trust Company, National Association, as Custodian.
“Seller Custody Agreement” means that certain Custody Agreement dated July 19, 2024 between Seller and U.S. Bank Trust Company, National Association.

“Seller Declaration of Trust” means the Amended and Restated Declaration of Trust of Seller dated as of July 18, 2024.
“Seller Fundamental Representations” means the representations and warranties of Seller contained in Sections 5.1, 5.2, 5.7 and 5.11.
“Seller Organizational Documents” has the meaning specified in Section 5.1(b).
“Seller Proxy Statement” has the meaning specified in Section 7.2(a).
“Seller SEC Reports” has the meaning specified in Section 5.8(a).
“Seller Shareholder Approval” has the meaning specified in Section 5.2(b).
“Seller Shareholder Meeting” has the meaning specified in Section 7.3.
“Seller Shares” has the meaning specified in the recitals to this Agreement.
“Seller Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, Seller or any of its Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of Seller or more than 75% of the assets of Seller on a consolidated basis (a) on terms which Seller Board determines in good faith to be superior for the shareholders of Seller from a financial point of view as compared to the Transactions (after giving effect to any alternative proposed by Buyer in accordance with Section 7.11), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by Seller Board (upon the recommendation of the independent members of the Seller Board) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Seller Transfer Agency Agreement” means that certain Transfer Agent Servicing Agreement dated as of July 22, 2024 between Seller and U.S. Bancorp Fund Services, LLC.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than Buyer or any of its Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, unit acquisition, asset acquisition, unit exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Seller or any of its subsidiaries, (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of Seller and its subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding Seller Shares or other equity or voting interests in Seller or in any of its subsidiaries, or (c) relating to any direct or indirect transaction or series of transactions that would result in any Person other than the Adviser or an Affiliate thereof serving as the external investment adviser to Seller, in each case other than the Merger and the other Transactions.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party Reports” means all reports, appraisals and other written materials prepared by third parties for Seller with respect to the Purchased Loans, including all real estate appraisals, equipment appraisals and environmental reports that relate to the Purchased Loans.
“Transactions” has the meaning set forth in the recitals to this Agreement.
“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of the Uniform Commercial Code (or any successor statute) of such state.
1.2Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun shall be deemed to cover all genders. All references: to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof; to any person or entity shall mean and include the successors and permitted assigns of such person or entity; “to,” “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time on the day in question in New York, New York, unless otherwise expressly provided in this Agreement.
ARTICLE 2

PURCHASE AND SALE
2.1Purchased Assets. Upon the terms and subject to the conditions of this Agreement (including without limitation Sections 2.4), but subject to, and in accordance with, Rule 17a-8 of the Investment Company Act, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of Seller’s right, title and interest in, to and under the following, wherever located:
(a)each Purchased Loan including, to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Seller under the relevant Loan Documents against any Person, whether known or unknown, arising under or in connection with such Loan Documents or in any way based on or related to any of the foregoing;
(b)each Purchased Equity Investment;
(c)the Purchased Asset Governing Documents relating to each Purchased Asset;
(d)the Loan Files relating to each Purchased Loan; and
(e)other than such assets as may be reasonably necessary for Seller to carry out its obligations under Section 2.5, all other assets of Purchaser.
The assets referred to in this Section 2.1 are collectively referred to as the “Purchased Assets.”
2.2Assumed Obligations. On the Closing Date (or elevation date under the Participation Agreement, as applicable), Buyer and Seller shall execute and deliver the Assignment and Assumption Agreements with respect to the Purchased Assets, pursuant to which Buyer shall assume all obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) of Seller, including all obligations under the Purchased Asset Governing Documents. In addition, on the Closing Date, Buyer and Seller shall execute and deliver such documentation as may be reasonably required by the lenders under the Seller Credit Facility in order to document the assumption by Buyer of all indebtedness outstanding under the Seller Credit Facility. The foregoing obligations and assumed indebtedness are referred to collectively herein as the “Assumed Obligations”.
2.3Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not, as a result of the Transactions, assume or become liable for any obligations of Seller other than the Assumed Obligations (collectively, the “Excluded Obligations”).
2.4Participation Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event that any given Purchased Asset cannot be transferred from Seller to Buyer at Closing, Seller and Buyer shall enter into a Participation Agreement in order to transfer the economics and, to the extent legally permissible, the other benefits of ownership of such Purchased Asset.
2.5Termination of Certain Contractual Obligations; Dissolution of Seller. As of the Effective Time, or as soon thereafter as is reasonably practicable, Seller shall take all steps reasonably necessary to (a) terminate the Seller Advisory Agreement, the Seller Administration Agreement, the Seller Custody Agreement and the Seller Transfer Agency Agreement, (b) make one or more liquidating distributions to the Seller shareholders, and (c) dissolve and liquidate the Seller.

2.6Certain Understandings. In the event any asset reflected on the Purchased Asset Schedule is held by a “blocker” entity, special purpose vehicle or other subsidiary of Seller rather than directly by Seller, unless the parties otherwise agree, Seller shall transfer to Buyer the equity of such blocker entity, special purpose vehicle or other subsidiary and the parties shall otherwise work together in good faith to effect such transfers in an efficient manner, taking into account the nature of such assets, and tax consequences associated with such transfer and any business, tax, regulatory or other implications associated with the ownership of such assets by Buyer or its subsidiary following the Effective Time. For the sake of administrative convenience, in the event that, at Closing, any portion of the Closing Seller Net Asset Value is attributable to cash held by Seller (but excluding any cash held by any blocker entity, special purpose vehicle or other subsidiary of Seller), Buyer and Seller shall work together in good faith such that the portion of the Purchase Price attributable to such cash is paid on a net basis.
ARTICLE 3

PURCHASE PRICE; INTEREST AND FEES
3.1Purchase Price.
(a)The aggregate consideration for the Purchased Assets shall be (i) an amount of cash equal to the Closing Seller Net Asset Value calculated in accordance with Section 3.1(b) (the “Purchase Price”), plus (ii) the assumption of the Assumed Obligations, which aggregate consideration the Seller and Buyer independently have agreed to be the fair value of the Purchased Assets.
(b)The Seller shall deliver to the Buyer a calculation of the net asset value of Seller as of a date mutually agreed between Buyer and Seller, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value, used by Seller in preparing the calculation of the net asset value per Seller Share as of July 31, 2024 (the “Closing Seller Net Asset Value”). Contemporaneously with the delivery of the Closing Seller Net Asset Value, seller shall deliver a calculation of the aggregate indebtedness outstanding under the Seller Credit Facility as of the Determination Date (the “Outstanding Indebtedness”). Seller shall update the calculation of the Closing Seller Net Asset Value and the Outstanding Indebtedness in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Seller Net Asset Value and/or the Outstanding Indebtedness prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Seller Net Asset Value and the Outstanding Indebtedness is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time. In connection with the foregoing, the Seller Board, including a majority of the members of the Seller Board who are not “interested persons” of Seller, as defined in the Investment Company Act, shall be required to approve the Closing Seller Net Asset Value, and the Chief Financial Officer of the Seller shall certify in writing to the Buyer the calculation of the Closing Seller Net Asset Value and the Outstanding Indebtedness.

(c)In connection with preparing the calculation of the net asset value of Seller as of October 31, 2024, and the Closing Seller Net Asset Value provided pursuant to this Section 3.1, Seller shall use the portfolio valuation methods approved by the Seller Board for valuing the securities and other assets of Seller as of July 31, 2024.
(d)Seller shall afford Buyer and its representatives, upon reasonable request, reasonable access to the individuals who have prepared the calculation of the Closing Seller Net Asset Value provided pursuant to this Section 3.1 and to the information, books, records, work papers and back-up materials used or useful in preparing such calculation, including without limitation any reports prepared by valuation agents, in order to assist Buyer with its review of such calculation.
3.2Interest, Fees, Dividends and Distributions. Unless otherwise agreed to by the Parties, (a) Seller shall be entitled to all accrued but unpaid interest, all accrued but unpaid normally recurring fees, and all declared but unpaid dividends or other distributions, in each case to the extent accrued (or declared) but unpaid as of the Effective Time, with respect to each Purchased Asset, and (b) Buyer shall be entitled to all interest, normally recurring fees, dividends or distributions that accrue after the Effective Time with respect to each Purchased Asset.
ARTICLE 4

CLOSING
4.1Closing Date. The closing of the purchase and sale of Purchased Assets and the assumption of Assumed Obligations (the “Closing”) shall take place via electronic exchange of documents as of 10:00 a.m. on the third Business Day immediately following the date on which the last of the conditions to Closing set forth in Article 8 and Article 9 have been satisfied or, to the extent legally permissible, waived, or at such other time and place as Seller and Buyer may agree. The date on which the Closing occurs is referred to as the “Closing Date”. Subject to Section 2.4, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets and Buyer shall accept and assume the Assumed Obligations. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).
4.2Buyer’s Deliveries. Subject to Section 2.4, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller all of the following:
(a)cash in an amount equal to the Purchase Price via wire transfer to a bank account specified by Seller;
(b)a counterpart of each relevant Assignment and Assumption Agreement with respect to the sale and assignment of the Purchased Assets and Assumed Liabilities to be settled at the Closing, duly executed on behalf of Buyer; and
(c)a counterpart of the Participation Agreement, if required, duly executed on behalf of Buyer.

4.3Seller’s Deliveries. Subject to Section 2.4, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer or its designee (including Buyer’s custodian or another third party) all of the following:
(a)a counterpart of each relevant Assignment and Assumption Agreement with respect to the sale and assignment of the Purchased Assets and Assumed Liabilities to be settled at the Closing, duly executed on behalf of Seller and each Person for which a Consent is required in connection with the transfer of such Purchased Assets (unless a separate Consent has been delivered);
(b)the Notes with respect to such Purchased Loans to be sold to Buyer at the Closing (to the extent in the possession of Seller);
(c)any Loan Files in the possession of Seller that are reasonably necessary for Buyer’s ownership and servicing of the Purchased Assets;
(d)a counterpart of the Participation Agreement, if required, duly executed on behalf of Seller.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the Transactions contemplated hereby, Seller hereby represents and warrants to Buyer, with respect to itself and the Purchased Assets to be sold by Seller, as of the date hereof and as of the Closing Date, as follows:
5.1Organization.
(a)Seller is a statutory trust duly formed and in good standing under the Delaware Statutory Trust Act. Seller has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect. Seller has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Seller.
(b)A true, complete and correct copy of the Seller Declaration of Trust and Bylaws of the Seller (the “Seller Organizational Documents”), as in effect as of the date of this Agreement, has previously been made available to Buyer.
5.2Authority.

(a)Seller has full statutory trust power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. Subject to receipt of the Seller Shareholder Approval, all statutory trust action required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements has been taken.
(b)The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Seller Board. The Seller Board (on the recommendation of the members of the Seller Board who are not “interested persons” of Seller (as defined in the Investment Company Act)) has unanimously (i) determined that (A) this Agreement and the terms of the Transactions are advisable, fair to and in the best interests of the Seller and its shareholders and (B) the interests of the Seller’s existing shareholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) directed that this Agreement and the Transactions be submitted to the Seller’s shareholders for their review and approval, and (iv) resolved to recommend that the shareholders of Seller approve this Agreement and the Transactions. Except for receipt of the approval of this Agreement and the Transactions by shareholders of Seller who own Seller Shares representing more than fifty percent (50%) of the issued and outstanding Seller Shares (the “Seller Shareholder Approval”), this Agreement and the Transactions have been authorized by all necessary statutory trust action on the part of Seller.
(c)This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and each Ancillary Agreement has been duly authorized by Seller and, upon execution and delivery by Seller, will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3Consents. None of the execution and delivery of this Agreement or the Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby, or compliance by Seller with, or fulfillment by Seller of, the terms, conditions and provisions hereof or thereof will:
(a)conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or require any consent or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (i) the Seller Organizational Documents, (ii) any Purchased Asset Governing Document, or any other material agreement or material instrument (other than a Purchased Asset Governing Document) to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation, (iii) any Court Order to which Seller is a party or by which Seller is bound with respect to any Purchased Asset or Assumed Obligation or (iv) any Law applicable to Seller, except to the extent such breach or default does not materially and adversely affect the Purchased Assets or the Assumed Obligations;
(b)except for the Seller Shareholder Approval, the filing of the Seller Proxy Statement in connection with obtaining the Seller Shareholder Approval, and filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and except as otherwise will be obtained, made or delivered prior to Closing (but subject to the transactions contemplated by the Participation Agreement), require the approval, consent, authorization or act of, or the making or giving by Seller of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Seller of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby; or
(c)other than the filing of the Seller Proxy Statement and clearance thereof by the SEC staff, and filings, if any, required under the HSR Act, require any Governmental Approval.
5.4Purchased Assets and Purchased Asset Governing Documents.
(a)The Purchased Asset Governing Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in breach or default in any material respect of its obligations under any Purchased Asset Governing Document.
(b)The Purchased Asset Schedule is accurate in all material respects as of the date thereof and will be accurate in all material respects as of the Cut-off Time.
5.5Other Matters Relating to the Purchased Loans. To Seller’s knowledge (without the obligation for further inquiry), there are no actions pending in which any Borrower or issuer of any Purchased Asset has (i) filed, or consented (by answer or otherwise) to the filing against it of, a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing.
5.6Governmental Permits. Seller owns, holds or possesses all licenses, franchises, permits and other authorizations from Governmental Bodies (the “Governmental Permits”) which were necessary for Seller to originate (where applicable), and are necessary for Seller to own, the Purchased Assets and to carry on and conduct its business relating thereto substantially as currently conducted, except where the failure by Seller to own, hold or possess any such license, franchise, permit or other authorization would not be reasonably likely to have a material adverse effect on the Purchased Assets or Seller’s ability to consummate the Transactions.
5.7Title to Purchased Assets. Seller has good title to all Purchased Assets, free and clear of any material Encumbrances, except to the extent such Purchased Assets are pledged to secure obligations of Seller pursuant to credit agreements that have been Previously Disclosed and except for Encumbrances consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. Subject to the transactions contemplated by the Participation Agreement, as of the Closing, Seller will have, and will transfer to Buyer, good title to all of the Purchased Assets, free and clear of any Encumbrances (other than Encumbrances resulting from actions taken by Buyer and excluding, for the avoidance of doubt, Encumbrances created under the Purchased Asset Governing Documents).
5.8Reports.
(a)Seller has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2024 with the SEC (the “Seller SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to Seller. No Seller SEC Report, at the time filed with or furnished to the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. All Seller SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(b)The financial statements, including the related consolidated schedules of investments, of the Seller included (or incorporated by reference) in the Seller SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of Seller for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. PricewaterhouseCoopers LLP (“PwC”) has not resigned, threatened resignation or been dismissed as Seller’s independent public accountant as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)To Seller’s knowledge, PwC at all relevant times has been (i) “independent” with respect to Seller within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)The principal executive officer and principal financial officer of Seller have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and Seller is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.
(e)The fair market value of Seller’s investments as of July 31, 2024 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act.
5.9Compliance; Litigation Relating to the Purchased Assets.
(a)Seller has complied in all material respects with all Laws applicable to the Purchased Assets and the Assumed Obligations.
(b)There are no actions, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller by any Borrower, Guarantor or third Person in respect of the Purchased Assets or the Assumed Obligations and there are no actions, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to any of the Purchased Assets or the Assumed Obligations.
(c)There are no actions, suits or proceedings pending or threatened in writing against Seller which question the legality or propriety of the Transactions.
5.10Seller Information. None of the information supplied or to be supplied by the Seller for inclusion or incorporation by reference in the Seller Proxy Statement will, at the date the Seller Proxy Statement, or any amendment or supplement thereto, is first mailed to the Seller shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Seller with respect to information supplied by Buyer or its representatives for inclusion or incorporation by reference in the Seller Proxy Statement.
5.11No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Seller or any of its Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the Transactions, except for any such fee or commission that will be paid by Seller.
5.12Limitations. Notwithstanding anything to the contrary in this Article 5, Seller makes no representations or warranties regarding: (a) the creditworthiness, solvency or financial ability of any Borrower or Guarantor or any other obligor, including any pledgor, any letter of credit issuer or insurer, to pay or to perform any of its liabilities or obligations with respect to the

Purchased Assets, or (b) any Borrower or Guarantor paying or performing pursuant to the terms of a Purchased Loan.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the Transactions contemplated hereby, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:
1.1Organization of Buyer.
(a)Buyer is a statutory trust duly formed and in good standing under the Delaware Statutory Trust Act. Buyer has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect. Buyer has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to the Buyer.
(b)A true, complete and correct copy of the Buyer Declaration of Trust and Bylaws of the Buyer (the “Buyer Organizational Documents”), as in effect as of the date of this Agreement, has previously been made available to Seller.
1.2Authority.
(a)Buyer has full statutory trust power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. All statutory trust action required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements has been taken.
(b)The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Buyer Board. The Buyer Board (on the recommendation of the members of the Buyer Board who are not “interested persons” of Buyer (as defined in the Investment Company Act) has unanimously (i) determined that (A) this Agreement and the terms of the Transactions are advisable, fair to and in the best interests of the Buyer and its shareholders and (B) the interests of the Buyer’s existing shareholders will not be diluted as a result of the Transactions, and (ii) approved, adopted and declared advisable this Agreement and the Transactions. This Agreement and the Transactions have been authorized by all necessary statutory trust action on the part of Buyer.

(c)This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each Ancillary Agreement has been duly authorized by Buyer and, upon execution and delivery by Buyer, will be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
6.1Consents. None of the execution and delivery of this Agreement or the Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby, or compliance by Buyer with, or fulfillment by Seller of, the terms, conditions and provisions hereof or thereof will:
(a)conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i)  the Buyer Organizational Documents, (ii) any material agreement or material instrument to which Buyer is a party or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which Buyer is bound or (iv) any Law applicable to Buyer, except to the extent such breach or default does not materially and adversely affect Buyer’s ability to acquire the Purchased Assets or perform the Assumed Obligations;
(b)except for filings, if any, required under the HSR Act, and except as otherwise will be obtained, made or delivered prior to Closing (but subject to the transactions contemplated by the Participation Agreement), require the approval, consent, authorization or act of, or the making or giving by Buyer of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Buyer of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby; or
(c)other than filings, if any, required under the HSR Act, require any Governmental Approval.
6.2Governmental Permits. Buyer owns, holds or possesses all licenses, franchises, permits and other authorizations from Governmental Bodies which are necessary to entitle it to execute and perform this Agreement and to acquire and own the Purchased Assets and to perform the Assumed Obligations.
6.3No Violation, Litigation or Regulatory Action. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer which question the legality or propriety of the Transactions.
6.4Buyer Information. None of the information supplied or to be supplied by the Buyer for inclusion or incorporation by reference in the Seller Proxy Statement will, at the date the Seller Proxy Statement, or any amendment or supplement thereto is first mailed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to information supplied by Seller or its representatives for inclusion or incorporation by reference in the Seller Proxy Statement.
6.5Sufficient Funds. At Closing, Buyer will have cash and other sources of immediately available funds sufficient to consummate the Transactions, including the payment of the Purchase Price and all fees and expenses payable by Buyer in connection with the Transaction.
1.1No Broker. No agent, broker, finder, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Buyer or any of its Affiliates, to any broker’s, finder’s or financial advisor’s fee or commission in connection with any of the Transactions, except for any such fee or commission that will be paid by Buyer.
6.6Status of Buyer. Buyer (i) is (or at Closing will be) a “sophisticated” investor and/or an “accredited” investor, as that term is defined in Rule 501 of Regulation D under the Securities Act, or a “qualified purchaser,” as defined in Section 2(a)(51) of the Investment Company Act, (ii) is an Eligible Institution, (iii) is able to bear the economic risk associated with the purchase of the Purchased Assets and the Assumed Obligations, (iv) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement, and (v) has independently and without reliance upon Seller, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Without characterizing the Purchased Assets as a “security” within the meaning of the Securities Act or any other securities laws, Buyer is not purchasing the Purchased Assets with a view towards sale or distribution thereof in violation of the Securities Act.
ARTICLE 7

ADDITIONAL AGREEMENTS
7.1Seller Covenants. During the period from the date hereof until the relevant Purchased Asset is transferred to Buyer (including through elevation under the Participation Agreement, as applicable), Seller will conduct its activities with respect to such Purchased Asset in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Closing Date and the date of termination of this Agreement, without the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), Seller shall not enter into or otherwise effectuate or permit:

(a)a modification, amendment or waiver of, or agreement to forbear the enforcement of, any of the terms, covenants or conditions of the Notes or any of the other Purchased Asset Governing Documents relating to such Purchased Assets;
(b)the subordination or release of any security or Loan Collateral for such Purchased Loans (other than releases required under the applicable Loan Documents or the ordinary course release of funds from escrow or reserve accounts required by the applicable Loan Documents);
(c)the sale or transfer of such Purchased Asset to any third party; or
(d)agree to take, make any commitment to take, or adopt any resolutions of the Seller Board authorizing, any of the actions prohibited by this Section 7.1.
7.2Regulatory Matters.
(a)Notwithstanding the foregoing Section 7.1, Seller shall as promptly as reasonably practicable prepare and file with the SEC a preliminary proxy statement and, once finalized, a definitive proxy statement (collectively, the “Seller Proxy Statement”).
(b)Seller shall (i) use its reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Seller Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement thereto or for additional information, and (ii) cause the Seller Proxy Statement to be promptly mailed to its respective shareholders after the date the SEC staff confirms that the SEC does not intend to review the applicable proxy statement or advises that it has no further comments thereon or that Seller may commence mailing the relevant proxy statement to its shareholders.
(c)Each of Buyer and Seller shall use reasonable best efforts to furnish all information reasonably necessary for inclusion in the Seller Proxy Statement.
(d)Prior to the Effective Time, (i) each Party hereto shall promptly notify each other Party upon becoming aware of any event or circumstance that is required to be described in an amendment to the Seller Proxy Statement, and (ii) Seller shall promptly notify Buyer after the receipt by it of any comments of the SEC with respect to the Seller Proxy Statement.
(e)Subject to applicable Law, each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such Party to believe that there is a reasonable likelihood that any Governmental Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.
7.3Approvals. The Seller Board shall set a record date and hold a meeting of the Seller’s shareholders (the “Seller Shareholder Meeting”) at which the shareholders of the Seller duly entitled to vote thereat shall vote on this Agreement and the Transactions. Subject to Section 7.11, Seller shall use reasonable best efforts to obtain the Seller Shareholder Approval in respect of this Agreement and the Transactions, including by providing to the Seller’s shareholders the recommendation of the Seller Board that the shareholders of the Seller approve this Agreement and the Transactions (the “Seller Board Recommendation”) and including the Seller Board Recommendation in the Seller Proxy Statement.
7.4Notices; Post-Closing Remittances; Correspondence; Further Assurances.
(a)Promptly following Closing, Seller shall give notice to all Borrowers, issuers of equity and other necessary parties to the Purchased Asset Governing Documents, in form and substance reasonably acceptable to Buyer, notifying them of the sale of the relevant Purchased Asset to Buyer, and shall provide them with information regarding the account(s) to which all loan and other payments under the Purchased Asset Governing Documents shall be made following the Closing Date. Buyer agrees to cooperate with Seller in all respects in connection with the foregoing and shall promptly provide Seller with such information as it may require in connection with providing such notices.
(b)Amounts paid in respect of the Purchased Assets and received by Seller following the Closing shall be received by Seller as agent, in trust for and on behalf of Buyer, and Seller shall promptly pay over such amounts to Buyer and shall provide Buyer information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto. All amounts in respect of assets of Seller not transferred to Buyer that are received by Buyer following the Closing shall be received by Buyer as agent, in trust for and on behalf of the relevant Seller, and Buyer shall promptly pay over such amounts to such Seller and shall provide Seller information relating thereto, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.
(c)Following the Closing, to the extent that Seller receives (and Buyer or its representatives does not also receive) any mail (including electronic mail) or other correspondence or materials relating to Purchased Assets sold to Buyer at the Closing or the Assumed Obligations relating thereto (other than any internal mail, correspondence, or materials generated by Seller itself), Seller shall promptly forward such mail, correspondence, or other materials to Buyer.
(d)Seller shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other Transactions contemplated hereby. Any other assignments, including without limitation additional assignments of lien instruments, transfer documents, instruments of further assurance, approvals and consents as may be desired by Buyer to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other Transactions contemplated hereby, shall be prepared by Buyer, at Buyer’s expense, and submitted to Seller for execution, if necessary, within one year after the Closing Date. Buyer shall be responsible for the preparation and filing of, and any costs associated with the preparation of, such additional assignments, and for any costs or filing fees associated with the recording of such additional assignments. In addition, without in any way limiting the foregoing, from and after the Closing, Seller shall, at the request of Buyer, cooperate with Buyer and take such steps as may be necessary to cure any deficiencies in the Purchased Asset Governing Documents.
7.5Taxes.
(a)Seller shall be liable for and shall pay all of its Taxes (whether assessed or unassessed) applicable to the Purchased Assets sold by it or the Assumed Obligations related thereto, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, irrespective of when such Taxes are filed or paid. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets or the Assumed Obligations, in each case attributable to periods (or portions thereof) beginning after the Closing Date, irrespective of when such Taxes are filed or paid.
(b)Seller shall pay all income, gains or similar Tax imposed on it relating to the Transactions.
(c)Each Party shall provide reimbursement for any Tax which is the responsibility of such Party in accordance with the terms of this Section 7.3 and which is paid by any other Party. Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of the other Party, although failure to do so will not relieve the other Party from its liability hereunder.
(d)Nothing herein shall be construed as obligating Seller or Buyer in any way to pay Taxes which are the liability of a Borrower or which shall be due with respect to any Loan Collateral.
7.6Valuation. The value of each investment asset owned by Seller that is used in connection with the computations made by Seller pursuant to Section 3.1(b) will be determined in accordance with the valuation policies and procedures set forth in Seller's compliance policies and procedures approved by the Seller Board as of July 31, 2024 and, without the prior consent of Buyer, no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 3.1(b) for purposes of this Agreement, and the value of all assets owned by Seller will be determined in accordance with GAAP. All valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the Seller Board as of or prior to the date hereof. The fair value of any portfolio securities for which fair value determinations were made by the Seller Board for purposes of such computations were or will be determined by the Seller Board in good faith in accordance with the valuation methods set forth in Seller’s valuation policies and procedures adopted by the Seller Board as of July 31, 2024. Promptly following Closing the Parties shall work together in good faith to prepare all necessary allocations of the Purchase Price to the Acquired Assets for Tax purposes in accordance with applicable Law.
7.7Treatment of Transfer; Backup Grant of Security Interest.
(a)Each Party hereto (i) agrees that each sale, transfer and assignment of a Purchased Asset hereunder (excluding, for the avoidance of doubt, any Purchased Asset subject to the Participation Agreement, which shall be governed by the terms thereof) shall be a sale for all relevant purposes, and (ii) intends, and has as its business objective, that (x) each sale, transfer and assignment of a Purchased Asset be an absolute transfer and not be a transfer as security for a loan, (y) each sale, transfer and assignment of a Purchased Asset as contemplated by this Agreement constitutes an absolute conveyance, transfer and assignment of such Purchased Asset, including all beneficial and economic interests in such Purchased Asset from Seller to the Buyer, such that such Purchased Asset (including beneficial interest in any related collateral) shall not be part of the relevant Seller’s estate, as determined pursuant to 11 U.S.C. Section 541(d) of the United States Bankruptcy Code, in the event of the filing of a bankruptcy petition by or against the relevant Seller under any bankruptcy law and (z) Seller shall have no right hereunder to reacquire any such Purchased Asset and Buyer shall be entitled to dispose of any such Purchased Asset in its discretion and shall have no duty or obligation to account to the Seller in respect thereof nor any recourse to the Seller in connection with any such disposition. The relationship between Seller and Buyer shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the Parties.
(b)If, notwithstanding such intention, any sale, transfer and assignment of a Purchased Asset hereunder is characterized by a court of competent jurisdiction as a transfer as security for a loan rather than a sale, or any sale, transfer and assignment of a Purchased Asset hereunder shall for any reason be ineffective to transfer to the Buyer all of Seller’s right, title and interest in any Purchased Asset (including the collections thereon), then, subject at all times to applicable Law, Seller shall be deemed to have granted to the Buyer, and Seller hereby grants to the Buyer, effective as of the Effective Time, a security interest in and lien on all of Seller’s right, title and interest in and to such Purchased Asset (including the collections thereon), whether now existing or hereafter acquired, in order to secure such loan and all other obligations of Seller hereunder. Seller, by execution and delivery of this Agreement, authorizes the Buyer to file, on or after the Closing Date, UCC financing statements naming the Seller as “debtor” and the Buyer (or its successors and assigns) as “secured party” in each jurisdiction that the Buyer deems necessary in order to perfect or protect its security interest in any such Purchased Asset (including the collections thereon).
(c)For so long as the Buyer owns any Purchased Asset, the Buyer shall record in the Buyer’s books and records the fact that the Buyer is the owner of such Purchased Asset, effective as of the Effective Time. After the Closing Date, Seller shall record in its books and records the fact that Seller is no longer the beneficial or record owner of such Purchased Asset, effective as of the Effective Time.

(d)Subject at all times to applicable Law, the Buyer shall reimburse Seller for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements, including legal fees, which may be incurred or made by Seller in connection with any action which may be taken by Seller at the request of Buyer to collect the principal of, interest on, or distributions with respect to, any Purchased Asset or for the preservation or enforcement of any rights conferred by any credit documentation in respect of a Purchased Asset for which Seller is not reimbursed at any time by or on behalf of any obligor under such credit documentation. In no event will any Party hereto have any liability or obligation to any other Party hereto for any indirect, special, consequential, exemplary or punitive damages in respect of any claim hereunder.
7.8Tail Insurance. Prior to Closing, Seller shall obtain and fully pay the premium for a “tail” insurance policy for the extension of Seller’s existing directors and officers liability insurance (the “Current D&O Insurance”) in place as of the date of this Agreement for a period of six years from and after the Effective Time with coverage and amounts not less than the current coverage and with terms and conditions that are otherwise not materially less advantageous to the insureds as, provided in the Current D&O Insurance.
7.9Seller Dissolution and Liquidation. As soon as reasonably practicable following Closing, Seller shall, in accordance with applicable Law, (a) cease its investment operations (except as necessary to carry out its obligations under the Participation Agreement, if applicable), (b) distribute the Purchase Price and all of its remaining assets (in each case net of any necessary or appropriate reserves) to its shareholders, (c) shall take such steps as may be necessary to terminate its status as a BDC and its reporting obligations with the SEC, (d) file any required Tax returns or other filings, and (e) otherwise take such steps as may be necessary to complete the dissolution and liquidation of Seller.
7.10No Solicitation.
(a)Seller shall, and shall cause its Affiliates, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to Seller) of all confidential information previously furnished to any Person (other than the Buyer or its Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.11, Seller shall not, and shall cause its Affiliates its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its members) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Transactions; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than Buyer or its Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any takeover statute to any Person (other than Buyer or its Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by the applicable standard of conduct, waiver or release under any standstill or similar agreement of any third party with respect to equity securities of Seller; provided, however, that notwithstanding the foregoing, Seller (A) may inform Persons of the provisions contained in this Section 7.10, and (B) shall be permitted to grant a waiver of, or terminate, any standstill or similar agreement of any third party with respect to equity securities of Seller, in order to allow such third party to confidentially submit a Takeover Proposal.
(b)Seller shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Buyer in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to Buyer copies of any written materials received by Seller or its respective Affiliates or Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Seller agrees that it shall keep Buyer informed on a reasonably current basis (and in any event within twenty-four (24) hours after receipt) of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Buyer informed on a reasonably current basis of any information requested of or provided by Seller and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
7.11Seller Takeover Proposals.
(a)If on or after the date of this Agreement and at any time prior to the receipt of Seller Shareholder Approval: (i) Seller receives an unsolicited bona fide Takeover Proposal (under circumstances in which Seller has complied in all material respects with the provisions of Sections 7.10(a) and (b)) and (ii) the Seller Board, including a majority of the independent trustees of Seller Board, shall have determined in good faith, after consultation with its outside legal counsel, that (x) failure to consider such Takeover Proposal would be a breach of the trustees’ fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, then, subject to compliance with this Section 7.11(a), Seller may engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if Seller (A) receives from such Person an executed confidentiality agreement with customary terms (but need not contain any standstill provisions) and (B) provides Buyer a copy of all such information that has not previously been delivered to Buyer simultaneously with delivery to such Person (or such Person's Representatives or Affiliates). If on or after the date of this Agreement and at any time prior to the receipt of Seller Shareholder Approval, the Seller Board, including a majority of the independent trustees of the Seller Board, shall have determined, after consultation with its outside legal counsel and after compliance with its obligations under this Section 7.11(a) and Section 7.11(b), that continued recommendation of the approval of the Transactions to the Seller Shareholders would be a breach of the trustees’ fiduciary duties under applicable Law as a result of a Seller Superior Proposal, Seller may (A) withdraw or qualify (or modify or amend in a manner adverse to Buyer), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Buyer), the approval, adoption, recommendation or declaration of advisability by Seller Board of the Transactions, including Seller Board Recommendation, and/or (B) fail to include Seller Board Recommendation in the Seller Proxy Statement (any action described in clause (A) and (B) referred to as a “Seller Adverse Recommendation Change”).
(b)Upon any determination that a Takeover Proposal constitutes a Seller Superior Proposal, Seller shall promptly provide (and in any event within twenty-four (24) hours of such determination) to Buyer a written notice (a “Notice of a Seller Superior Proposal”) (i) advising Buyer that Seller Board has received a Seller Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Seller Superior Proposal and any amendment thereof, including the amount per share or other consideration that the Seller Shareholders or Seller will receive in connection with Seller Superior Proposal and including a copy of all written materials provided to or by Seller in connection with such Seller Superior Proposal (unless previously provided to Buyer), and (iii) identifying the Person making such Seller Superior Proposal. Seller shall cooperate and negotiate in good faith with Buyer (to the extent Buyer desires to negotiate) during the five (5) calendar day period following Buyer's receipt of the Notice of a Seller Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Seller Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement such that such Seller Superior Proposal would cease to constitute a Seller Superior Proposal and proceed with the Seller Board Recommendation without a Seller Adverse Recommendation Change. If thereafter Seller Board, including a majority of the independent trustees of Seller Board, determines, in its reasonable good faith judgment after consultation with its outside legal counsel and after giving effect to any proposed adjustments to the terms of this Agreement that such Seller Superior Proposal remains a Seller Superior Proposal and that the failure to make such Seller Adverse Recommendation Change would be a breach of the trustees’ fiduciary duties under applicable Law, and Seller has complied in all material respects with Section 7.11(a) above and this Section 7.11(b), Seller may effectuate a Seller Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 10.1(e).

(c)Other than as permitted by Section 7.11(a) or (b), neither Seller nor Seller Board shall make any Seller Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.1(e). Notwithstanding anything herein to the contrary, no Seller Adverse Recommendation Change shall change the approval of Transactions or any other approval of Seller Board, including in any respect that would have the effect of causing any takeover statute or other similar statute to be applicable to the Transactions.
(d)Nothing contained in this Agreement shall be deemed to prohibit Seller from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to Seller Shareholders if, after consultation with its outside legal counsel, Seller determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Seller Adverse Recommendation Change unless Seller Board expressly publicly reaffirms the Seller Board Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by Buyer.
ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
The obligations of Buyer to consummate the Transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may, to the extent legally permissible, be waived in Buyer’s sole discretion:
8.1Accuracy of Representations and Warranties. Each Seller Fundamental Representation shall be true and correct in all respects on the Closing Date; each of the other representations and warranties of Seller contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).
8.2No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the Transactions contemplated hereby.
8.3Consents. Subject to Sections 2.4, all Consents required to have been obtained in connection with the sale of the Purchased Assets shall have been obtained and not revoked or rescinded.

8.4Obligations Performed. Seller shall have performed and complied in all material respects with all of the obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
8.5Net Asset Value Determination. The determination of the Closing Seller Net Asset Value and related calculations shall have been completed in accordance with Section 3.1(b).
8.6Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained in accordance with the Seller Organizational Documents and applicable Law.
8.7Delivery of Closing Documents. Seller shall have delivered to Buyer each relevant document to be delivered pursuant to Section 4.3, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the Transactions.
ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
The obligations of Seller to consummate the Transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions any or all of which may, to the extent legally permissible, be waived in Seller’s sole discretion:
9.1Accuracy of Representations and Warranties. Each Buyer Fundamental Representation shall be true and correct in all respects on the Closing Date; each of the other representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct as of such earlier date).
9.2No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the Transactions contemplated hereby.
9.3Consents. Subject to Sections 2.4, all Consents required to have been obtained in connection with the sale of the Purchased Assets shall have been obtained and not revoked or rescinded.
9.4Obligations Performed. Buyer shall have performed and complied in all material respects with all of the obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

9.5Net Asset Value Determination. The determination of the Closing Seller Net Asset Value and related calculations shall have been completed in accordance with Section 3.1(b).
9.6Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained in accordance with the Seller Organizational Documents and applicable Law.
9.7Delivery of Closing Documents. Buyer shall have delivered to Seller each relevant document to be delivered pursuant to Section 4.2, together with such other documents and instruments as may be reasonably necessary or appropriate to consummate the Transactions.
ARTICLE 10

TERMINATION
10.1Termination. This Agreement may be terminated, and the Transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)by mutual written agreement of Seller and Buyer;
(b)by Seller or Buyer after the Outside Date, by written notice to the other Party, if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating Party;
(c)by Seller or Buyer if any court of competent jurisdiction or any Governmental Body shall have issued an order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used reasonable efforts to prevent the entry of and to remove such order or other final action;
(d)by Buyer, if (i) there has been a material breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement which (A) would result in a failure of a condition set forth in Article 8, and (B) cannot be cured prior to the Outside Date; or (ii) prior to obtaining Seller Shareholder Approval, (A) a Seller Adverse Recommendation Change shall have occurred, (B) a Takeover Proposal is publicly announced and Seller fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the Seller Board Recommendation or (C) a tender or exchange offer relating to any Seller Shares shall have been commenced by a third party and the Seller shall not have sent to its members, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Seller Board recommends rejection of such tender or exchange offer.
(e)by Seller, if (i) there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which (A) would result in a failure of a condition set forth in Article 9, and (B) cannot be cured prior to the

Outside Date, or (ii) at any time prior to the time the Seller Shareholder Approval is obtained, (A) Seller is not in material breach of any of the terms of this Agreement and (B) the Seller Board, including a majority of the independent trustees of the Seller Board, authorizes the Seller, subject to complying with the terms of this Agreement (including Section 7.11(b)), to enter into, and Seller enters into, a definitive agreement with respect to a Seller Superior Proposal.
10.2Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions contemplated hereby pursuant to Section 10.1 hereof, this Agreement shall become void and there shall be no liability on the part of any Party hereto except (a) this Section 10.2 and Article 11 hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any Party from liability for breach of this Agreement prior to termination.
ARTICLE 11

GENERAL PROVISIONS
11.1No Partnership. Nothing herein shall be construed as creating a partnership, joint venture or agency relationship between Buyer and Seller.
11.2No Public Announcement. No Party hereto, without the approval of the other Party hereto, shall make any press release or other general public announcement concerning the Transactions, except as and to the extent that any such Party shall be so obligated by law, in which case the other Party shall be advised and the Parties shall use their respective commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures to employees and as necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure obligations or the rules and regulations of any applicable securities exchange. Before any public announcement is made with respect to this Agreement or the Transactions, to the extent practicable, each Party will use its commercially reasonable efforts to first provide the other Party with the content of all proposed disclosure and the basis for such disclosure. The Parties agree to cooperate, from time to time, in connection with the preparation and release of press releases, analyst reports and the like.
11.3Notices. All notices required under this Agreement shall be in writing and shall be given upon: (a) personal delivery (including delivery by overnight courier) of the written notice; (b) sending the message by a telecopy or facsimile machine to the other Party’s telecopy or facsimile machine, provided the sending machine automatically prints a message confirming that the message was received, and a copy thereof is forthwith mailed or sent by personal delivery to the addressee; (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day); or (d) if sent via United States mail, the third day following mailing, certified mail, return receipt requested, postage prepaid and appropriately addressed. Such addresses shall be:
If to Seller:

Nuveen Churchill Private Credit Fund
c/o Churchill Asset Management LLC
375 Park Avenue, 9th Floor
New York, NY 10152
Attention: Shai Vichness
Email: Shai.Vichness@churchillam.com

If to Buyer:

Nuveen Churchill Private Capital Income Fund
c/o Churchill Asset Management LLC
375 Park Avenue, 9th Floor
New York, NY 10152
Attention: Shai Vichness
Email: Shai.Vichness@churchillam.com

or to such other address, telephone number or facsimile number as either Party may notify to the other Party in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

11.4Successors and Assigns. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Except as it relates to Seller, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their respective permitted successors and assigns; provided, however, that (a) Seller, and (b) the administrative agent and the collateral agent under each of the Buyer’s (or its subsidiary’s) credit facilities, as agents for the secured parties thereunder, shall each be a third party beneficiary of this Agreement. Neither Party may assign its rights and/or obligations under this Agreement without the prior written consent of the other Party.
11.5Access to Records After The Closing.
(a)Buyer agrees that, subject to applicable Law, on and after the Closing Date, it will permit Seller and its representatives (at Seller’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Buyer, to have access to and to examine and take copies of any materials relating to the Purchased Assets in the possession of Buyer and not already in the possession of or available to Seller in the event that Seller or an Affiliate of Seller is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that Seller may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.

(b)    Seller agrees that, subject to applicable Law, on and after the Closing Date, it will permit Buyer and its representatives (at Buyer’s sole cost and expense), during normal business hours and on reasonable prior notice and without unreasonably interfering with the business of Seller or its representative, to have access to and to examine and make copies of documents in the possession of Seller and not already in the possession of or available to Buyer in the event that such Buyer or an Affiliate of Buyer is named as party in, or is threatened with, any litigation or similar proceeding in connection with any Purchased Assets or to the extent that Buyer may require such access in connection with any Tax, regulatory, accounting, corporate or similar matter relating to any Purchased Asset or its transfer hereunder.
11.6Entire Agreement; Exhibits and Schedules; Amendments. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referred to herein contain the entire understanding and agreement of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, inducements, understandings, disclosures, correspondence, offering memoranda or letters of intent between or among any of the Parties hereto, whether expressed or implied, oral or written, regarding the same subject matter. Each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties hereto.
11.7Interpretation. Article titles and section headings are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with regard to every other section in this Agreement to the extent the relevance of such disclosure to each other section is readily apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Exhibit or Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other amounts, are or are not material, and neither Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in an Schedule is or is not material for purposes of this Agreement.
11.8Waivers. To the extent permitted by applicable Law, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provisions of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.9Expenses. The costs and expenses incident to its negotiation and preparation of this Agreement and to performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its counsel and accountants, any required filing fees, and all assignment fees in respect of the assignment and transfer of the Purchased Assets and Assumed Obligations to Buyer, whether before or after the Closing, shall be split equally between Seller and Buyer, with each party bearing fifty percent (50%) of such amounts.
11.10Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent, but only to the extent, of such invalid, illegal or unenforceable provisions or other provisions hereof.
11.11Execution in Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles thereof and through electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to Seller and Buyer.
11.12Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents (including without limitation, if and to the extent necessary, any required lost certificate affidavit and related indemnity) and (c) to do such other acts and things, all as the other Party may reasonably request, for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including, but not limited to, assignments of filed UCC financing statements and other documents of record.
11.13Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflicts of law provisions thereof, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control.
11.14Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)Each of Seller and Buyer hereby consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the State of Delaware and the appellate courts to which orders and judgments therefore may be appealed in any proceeding or dispute relating in any way to this Agreement or the transactions contemplated hereby, and agrees that any such proceeding shall be brought by it solely in any such court. Each of Seller and Buyer irrevocably waives all claims, objections and defenses that it may have regarding such court’s personal or subject matter jurisdiction, venue or inconvenient forum. Each of Seller and Buyer hereby waives personal service of the summons, complaint and other process issued in any such action or proceeding and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to the other Party at the address set forth in this

Agreement, and that service so made shall be deemed completed upon the earlier of such Party’s actual receipt thereof or three (3) days after deposit in the United States mails, proper postage prepaid.
(b)EACH PARTY HERETO HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONCERNED WITH THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF ANY PARTY HERETO, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.
11.15Resolution of Conflicts. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties hereto in connection with this Agreement (including, without limitation, the terms and provisions of any Assignment and Assumption Agreement), the terms and provisions of this Agreement shall control.
11.16Section Titles. Section titles and headings used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the Parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.
BUYER:

Nuveen Churchill Private Capital Income Fund
By: Churchill PCIF Advisor LLC, as agent
By:    /s/ John D. McCally
Name: John D. McCally
Title: Vice President and Secretary
SELLER:

Nuveen Churchill Private Credit Fund
By: Churchill Asset Management LLC, as agent
By:    /s/ John D. McCally
Name: John D. McCally
Title: Vice President and Secretary

EXHIBIT A
PURCHASED ASSET SCHEDULE

[attached]

Obligor Name	Asset Name	Asset Type	Amount
360 Holdco, Inc.	DDTL	Loan	846,568.26
360 Holdco, Inc.	Term Loan	Loan	943,406.77
A Place For Mom, Inc.	Term Loan	Loan	9,711,684.58
Accupac, LLC	First Amendment Delayed Draw Term Loan	Loan	1,984,668.49
Accupac, LLC	Initial Term Loan	Loan	5,965,266.07
AG Group Holdings, Inc.	Initial Term Loan	Loan	3,322,607.25
AIM Acquisition, LLC	Initial Term Loan	Loan	5,471,266.96
All Star Recruiting Locums, LLC	Closing Date Term Loan	Loan	4,241,042.56
All Star Recruiting Locums, LLC	Delayed Draw Term Loan	Loan	1,062,917.94
AMS Parent, LLC	Closing Date Term Loan (First Lien)	Loan	1,909,218.62
Archer Acquisition, LLC	Delayed Draw Term Loan	Loan	2,533,793.57
Archer Acquisition, LLC	Initial Term Loan	Loan	7,519,288.31
AWP Group Holdings, Inc.	2024 Refinancing Delayed Draw Term Loan	Loan	512,061.80
AWP Group Holdings, Inc.	2024 Refinancing Term Loan (First Lien)	Loan	14,017,299.54
BCM One, Inc.	Delayed Draw Term Loan	Loan	663,173.02
BCM One, Inc.	Initial Term Loan	Loan	2,095,829.23
Bounteous, Inc.	2021 DDTL Loan	Loan	494,542.69
Bounteous, Inc.	2021 Incremental Term Loan	Loan	302,604.07
Bounteous, Inc.	Initial DDTL Loan	Loan	1,014,668.67
Bounteous, Inc.	Initial Term Loan	Loan	1,960,480.09
Calienger Acquisition, L.L.C.	Closing Date Term Loan	Loan	3,467,647.05
Calienger Acquisition, L.L.C.	DDTL	Loan	470,588.24
Chroma Color Corporation	Delayed Draw Term Loan	Loan	1,027,842.49
Chroma Color Corporation	Initial Term Loan	Loan	4,668,974.48
CLS Management Services, LLC	Delayed Draw Term Loan	Loan	828,073.66
CLS Management Services, LLC	Initial Term Loan	Loan	2,059,833.22
Cold Spring Brewing Company	Term B Loan	Loan	3,339,180.16
Commercial Bakeries Corp.	Initial Term Loan	Loan	5,008,343.77
Cornerstone Advisors of Arizona, LLC	Delayed Draw Term Loan	Loan	115,914.54
Cornerstone Advisors of Arizona, LLC	Initial Term Loan	Loan	1,265,175.71
DISA Holdings Corp.	Closing Date Term Loan	Loan	6,652,121.20
DISA Holdings Corp.	Delayed Draw Term Loan	Loan	1,196,553.08
DMC Holdco, LLC	Closing Date Term Loan (First Lien)	Loan	1,337,925.05
DMC Holdco, LLC	Delayed Draw Term Loan (First Lien)	Loan	450,479.81

Eliassen Group, LLC	Initial Delayed Draw Term Loan	Loan	229,888.89
Eliassen Group, LLC	Initial Term Loan	Loan	3,194,074.07
EVDR Purchaser, Inc.	Delayed Draw Term Loan	Loan	933,144.69
EVDR Purchaser, Inc.	Initial Term Loan	Loan	3,249,676.37
Eyesouth Eye Care Holdco LLC	Delayed Draw Term Loan (First Lien)	Loan	2,710,480.02
Eyesouth Eye Care Holdco LLC	Initial Term Loan (First Lien)	Loan	8,440,048.05
Gloves Buyer, Inc.	Initial Term Loan (First Lien)	Loan	923,866.18
GS AcquisitionCo, Inc.	Initial Term Loan	Loan	5,799,021.33
Health Management Associates, Inc.	Delay Draw Term Loan	Loan	927,270.48
Health Management Associates, Inc.	Term Loan A	Loan	5,386,278.47
Healthspan Buyer, LLC	Initial Term Loan	Loan	9,312,584.40
HMA Equity, LP	Class A Common Units	Equity	162,980.75
Hyphen Solutions, LLC	Amendment No. 1 New Term Loan	Loan	9,131,884.83
ICE USA Infrastructure, Inc.	Closing Date Term Loan	Loan	3,251,465.96
Image International Intermediate Holdco II, LLC	First Amendment Incremental Term Loan	Loan	3,706,885.72
Image International Intermediate Holdco II, LLC	Second Amendment Incremental Term Loan	Loan	7,594,817.91
ImageFirst Holdings, LLC	2024 Refinancing Term Loan	Loan	8,971,126.77
Impact Parent Corporation	2023-2 Incremental Term Loan	Loan	10,382,825.15
Impact Parent Corporation	DDTL	Loan	1,058,741.92
Impact Parent Corporation	Fourth Amendment DDTL	Loan	3,167,518.53
Infobase Acquisition, Inc.	Closing Date Term Loan	Loan	2,782,104.74
ISG Enterprises, LLC	Amendment No. 1 Delayed Draw Term Loan	Loan	3,232,830.53
ISG Enterprises, LLC	Delayed Draw Term Loan	Loan	10,769,763.36
ITsavvy Holdings, LLC	Class A Units	Equity	163.00
ITsavvy LLC	Term A Loan	Loan	2,597,125.27
Java Buyer, Inc.	Delayed Draw Term Loan	Loan	1,351,013.74
Java Buyer, Inc.	Initial Term Loan	Loan	2,557,891.10
Jetson Buyer, Inc.	Initial Term Loan	Loan	4,476,656.03
JKC Buyer, Inc.	Term Loan	Loan	8,976,860.87
KENE Acquisition, Inc. (aka Entrust)	Initial Delayed Draw Term Loan	Loan	866,712.23
KENE Acquisition, Inc. (aka Entrust)	Initial Term Loan	Loan	1,953,872.71
KENG Acquisition, Inc.	Initial Delayed Draw Term Loan	Loan	5,409,915.95
KENG Acquisition, Inc.	Initial Term Loan	Loan	6,667,457.48
KL Bronco Acquisition, Inc.	Closing Date Term Loan	Loan	3,719,602.71
KL Bronco Acquisition, Inc.	Delayed Draw Term Loan	Loan	1,837,344.80
KRIV Acquisition, Inc.	Initial Delayed Draw Loan	Loan	259,090.91

KRIV Acquisition, Inc.	Initial Term Loan	Loan	1,727,207.79
LHS Acquistion, LLC	Term Loan	Loan	7,079,441.06
LRN Corporation	Closing Date Term Loan	Loan	3,262,202.08
LRN Corporation	Second Amendment Incremental Term Loan	Loan	625,653.02
McKissock Investment Holdings, LLC	Initial Term Loan	Loan	3,900,000.00
MEI Buyer LLC	Delayed Draw Term Loan	Loan	1,141,641.40
MEI Buyer LLC	Initial Term Loan	Loan	7,139,631.20
Mobile Communications America, Inc.	Delayed Draw Term Loan	Loan	3,863,798.60
Mobile Communications America, Inc.	Initial Term Loan	Loan	7,222,649.07
MPG Parent Holdings, LLC	Delayed Term Loan	Loan	2,007,359.75
MPG Parent Holdings, LLC	Initial Term Loan	Loan	8,331,133.01
National Power, LLC	Delayed Draw Term Loan	Loan	2,166,371.49
National Power, LLC	Initial Term Loan	Loan	3,999,230.08
NDC Acquisition Corp.	Initial Term Loan	Loan	7,580,723.63
New Era Technology, Inc.	First Amendment Delayed Draw Term Loan	Loan	6,365,600.96
NFM & J, L.P.	Amendment No. 2 Delayed Draw Term Loan	Loan	1,547,677.00
NFM & J, L.P.	Amendment No. 2 Term Loan	Loan	2,763,139.54
NFM & J, L.P.	Delayed Draw Term Loan	Loan	1,965,715.51
NFM & J, L.P.	Initial Term Loan	Loan	1,933,821.85
North Haven Stack Buyer, LLC	Fifth Amendment DDTL-1	Loan	182,028.60
North Haven Stack Buyer, LLC	Fifth Amendment DDTL-2	Loan	137,787.98
North Haven Stack Buyer, LLC	Fifth Amendment Delayed Draw Term Loan	Loan	791,463.18
North Haven Stack Buyer, LLC	Fourth Amendment DDTL-2	Loan	1,292,179.60
North Haven Stack Buyer, LLC	Fourth Amendment Delayed Draw Term Loan	Loan	637,028.94
North Haven Stack Buyer, LLC	Tranche 3 Delayed Draw Term Loan	Loan	374,062.50
North Haven Stack Buyer, LLC	Tranche 4 Delayed Draw Term Loan	Loan	2,057,343.75
NS412, LLC	Term Loan A (First Lien)	Loan	5,096,000.60
Olympus US Bidco LLC	Initial Term Loan	Loan	13,449,472.50
Online Labels Group, LLC	Delayed Draw A Loan	Loan	424,653.40
Online Labels Group, LLC	Delayed Draw B Loan	Loan	108,773.35
Online Labels Group, LLC	Initial Term Loan	Loan	2,183,882.41
Ovation Holdings, Inc	Delayed Draw Term Loan	Loan	2,408,673.76
Ovation Holdings, Inc	Initial Term Loan	Loan	10,587,638.60
PAG Holding Corp.	Delayed Draw Term Loan	Loan	2,887,933.68
PAG Holding Corp.	Initial Term Loan	Loan	7,124,481.24

Patriot Growth Insurance Services, LLC	2022 DDTL (First Lien)	Loan	1,977,311.02
Perennial Services Group, LLC	Closing Date Term Loan	Loan	4,955,436.18
Pinnacle Supply Partners, LLC	Delayed Draw Tem Loan	Loan	2,033,535.09
Pinnacle Supply Partners, LLC	Initial Term Loan	Loan	3,408,911.37
Prime Buyer, L.L.C.	Term Loan	Loan	3,467,263.62
Promptcare Infusion Buyer, Inc.	Delayed Draw Term Loan	Loan	318,483.75
Promptcare Infusion Buyer, Inc.	Initial Term Loan	Loan	2,044,572.49
PT Intermediate Holdings III, LLC	2024 Delayed Draw Term Loan	Loan	195,545.68
PT Intermediate Holdings III, LLC	2024 Term Loan	Loan	3,619,082.60
Randys Holdings, Inc.	Delayed Draw Term Loan	Loan	2,795,413.58
Randys Holdings, Inc.	Initial Term Loan	Loan	8,206,750.56
Refresh Buyer, LLC	2023 Delayed Draw Term Loan	Loan	825,229.20
Refresh Buyer, LLC	2023 Incremental Term Loan	Loan	3,276,159.93
Renaissance Buyer, LLC	Amendment No.2 Incremental Term Loan	Loan	2,730,251.63
Rhino Intermediate Holding Company, LLC	Delayed Draw Term Loan	Loan	1,763,837.69
Rhino Intermediate Holding Company, LLC	Term Loan A	Loan	5,312,997.28
Service Logic Acquisition, Inc.	Relevant Term Loan	Loan	1,754,385.82
Southern Air & Heat Holdings, LLC	Initial DDTL (First Lien)	Loan	1,371,672.22
Southern Air & Heat Holdings, LLC	Initial Term Loan (First Lien)	Loan	1,314,722.74
Stratix Holding Corporation	Initial Term Loan	Loan	6,548,566.53
Sugar PPC Buyer LLC	Delayed Draw Term Loan	Loan	1,250,846.80
Sugar PPC Buyer LLC	Initial Term Loan	Loan	2,865,576.04
Syndigo LLC	Initial Term Loan (First Lien)	Loan	2,731,132.08
Tangent Technologies Acquisition, LLC	Closing Date Term Loan (First Lien)	Loan	12,376,925.79
Tidi Legacy Products, Inc.	Delayed Draw Term Loan	Loan	2,981,777.58
Tidi Legacy Products, Inc.	Initial Term Loan	Loan	11,245,774.11
Tinicum Voltage Acquisition Corp.	Term Loan	Loan	6,796,116.50
Touchdown Acquirer Inc.	First Amendment Refinancing Term Loan	Loan	2,273,426.95
Transit Buyer, LLC	Delayed Draw Term Loan	Loan	2,459,545.38
Transit Buyer, LLC	Term B Loan	Loan	3,828,317.87
TSS Buyer, LLC	Delayed Draw Term Loan	Loan	617,721.65
TSS Buyer, LLC	Initial Term Loan	Loan	1,344,062.50
USA Water Intermediate Holdings, LLC	Delayed Draw Term Loan	Loan	814,903.75
USA Water Intermediate Holdings, LLC	Initial Term Loan	Loan	2,108,156.01
Validity, Inc.	Term Loan	Loan	7,320,239.62
Venture Buyer, LLC	Delayed Draw Term Loan	Loan	500,196.68

Venture Buyer, LLC	Initial Term Loan	Loan	2,421,289.54
Vertex Service Partners, LLC	Delayed Draw Term Loan	Loan	3,392,667.58
Vertex Service Partners, LLC	Term Loan	Loan	1,965,868.37
VMG Holdings LLC	Initial Term Loan	Loan	5,918,285.95
VS Professional Training Acquisitionco, LLC	Closing Date Term Loan	Loan	4,447,088.50
VSTG Intermediate Holdings, Inc.	Initial Term Loan	Loan	11,769,800.00
Watermill Express, LLC	Delayed Draw Term Loan	Loan	120,551.12
Watermill Express, LLC	Term Loan	Loan	1,248,420.80
WSB Engineering Holdings Inc.	Closing Date Term Loan	Loan	2,556,214.64
WSB Engineering Holdings Inc.	Delayed Draw Term Loan	Loan	1,673,507.04
YI, LLC	Delayed Draw Term Loan	Loan	1,904,253.30
YI, LLC	Initial Term Loan	Loan	9,071,862.70